EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-99989), pertaining to the State Street Corporation 1997 Equity Incentive Plan, of our reports dated February 17, 2006 with respect to the consolidated financial statements of State Street Corporation, State Street Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Street Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Boston, Massachusetts
July 7, 2006